Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215801

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 6, 2017)

8,000,000 Shares

Class A Common Stock

We are offering 6,000,000 shares of our Class A common stock in this offering. The selling stockholders, consisting of certain of our former and current employees and members of our management, are selling 2,000,000 shares of Class A common stock in this offering.

We intend to use the net proceeds received by us in this offering to acquire on April 5, 2017 a number of shares of our Class B common stock from ORIX HLHZ Holding LLC equal to the number of shares of Class A common stock sold by us in this offering (including any shares sold by us upon the exercise by the underwriters of their option to purchase additional shares of Class A common stock) at a purchase price per share equal to the public offering price in this offering less underwriting discounts and commissions, in a transaction to which we refer in this prospectus supplement as the forward repurchase.

We will not receive any of the proceeds from the sale of our Class A common stock by the selling stockholders in this offering.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately 96.1% of the voting power of our outstanding capital stock immediately following the completion of this offering, and 95.7% of the voting power of our outstanding capital stock immediately following the settlement of the forward repurchase, in each case, assuming no exercise of the underwriters’ option to purchase additional shares as described below.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “HLI.”

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$29.25	$234,000,000
Underwriting discount(1)	$1.17	$9,360,000
Proceeds, before expenses, to us	$28.08	$168,480,000
Proceeds, before expenses, to the selling stockholders	$28.08	$56,160,000

(1)	See “Underwriting (Conflict of Interest)” for a description of the compensation payable to the underwriters.

We and the selling stockholders have granted the underwriters the right to purchase up to an additional 1,200,000 shares of Class A common stock in this offering at the offering price less underwriting discounts and commissions.

The underwriters expect to deliver the shares of Class A common stock to purchasers on or about February 14, 2017.

BofA Merrill Lynch	Goldman, Sachs & Co.	J.P. Morgan

UBS Investment Bank	Keefe, Bruyette & Woods	Houlihan Lokey
A Stifel Company

Sandler O’Neill + Partners, L.P.	JMP Securities

The date of this prospectus supplement is February 8, 2017.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement along with the accompanying prospectus, as well as the information incorporated by reference herein and therein, or in any free writing prospectus we may authorize to be delivered or made available to you. These documents contain important information that you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of common stock. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus.

We, the selling stockholders and the underwriters have not authorized anyone to provide you with different information. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of shares of our Class A common stock.

For investors outside the United States: We, the selling stockholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus supplement along with the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement outside the United States. See the section entitled “Underwriting (Conflict of Interest).”

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information appearing elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus, as well as the information incorporated by reference herein and therein, including the financial data and related notes and the section entitled “Risk Factors.” Some of the statements in this prospectus supplement constitute forward-looking statements. Unless the context otherwise requires, the terms the “Company,” “Houlihan Lokey, Inc.” “Houlihan Lokey,” “HL,” “we,” “us” and “our” refer to Houlihan Lokey, Inc., a Delaware corporation, and, unless otherwise stated, all of its subsidiaries. We use the term “ORIX USA” to refer to ORIX USA Corporation, a Delaware corporation and a wholly owned subsidiary of ORIX Corporation, a Japanese corporation. References to ORIX USA as a holder of our shares mean ORIX USA acting through its indirect wholly owned subsidiary, ORIX HLHZ Holding LLC, a Delaware limited liability company. We use the term “HL Holders” to refer to employees and members of our management that hold our Class B common stock through the Houlihan Lokey Voting Trust (the “HL Voting Trust”).

Overview

Established in 1972, Houlihan Lokey, Inc., is a leading global independent investment bank with expertise in mergers and acquisitions (“M&A”), financings, financial restructurings and financial advisory services. Through our offices in the United States, Europe, Asia and Australia, we serve a diverse set of clients worldwide including corporations, financial sponsors and government agencies. We provide our financial professionals with an integrated platform that enables them to deliver meaningful and differentiated advice to our clients. We advise our clients on critical strategic and financial decisions, employing a rigorous analytical approach coupled with deep product and industry expertise. We market our services through our product areas, our industry groups and our Financial Sponsors group, serving our clients in three primary business practices: Corporate Finance (encompassing M&A and capital markets advisory), Financial Restructuring (both out-of-court and in formal bankruptcy or insolvency proceedings) and Financial Advisory Services (including financial opinions, and a variety of valuation, financial and strategic consulting services).

Houlihan Lokey, Inc. was incorporated in Delaware on July 24, 2015. Our principal executive offices are located at 10250 Constellation Blvd., 5th Floor, Los Angeles CA 90067 and our phone number is (310) 788-5200.

Recent Developments

Common Stock Dividend

On February 1, 2017, our board of directors declared a regular quarterly cash dividend of $0.20 per share of Class A and Class B common stock. The dividend will be paid on March 15, 2017 to stockholders of record as of the close of business on March 3, 2017.

Class A Common Stock Repurchase Program

On February 1, 2017, our board of directors approved a Class A common stock share repurchase program pursuant to which, subject to the closing of this offering, we may, from time to time, purchase shares of our Class A common stock having an aggregate purchase price of up to $50.0 million in open market or negotiated transactions. Any shares of Class A common stock repurchased through this program are expected to be retired.

Accelerated Vesting of Restricted Stock Awards

On February 1, 2017, our board of directors approved the acceleration of the vesting of restricted stock awards covering 1,907,890 shares of our Class B common stock granted under our 2006 Incentive Compensation

Plan and 2016 Incentive Compensation Plan. The vesting of such awards will be accelerated such that the portion of each such award that originally was scheduled to vest on April 30, 2017 instead shall vest on the closing date of this offering. In connection with such accelerated vesting, our board of directors also approved the net settlement of such awards to satisfy tax withholding obligations. Certain of the shares of Class A common stock to be sold by the selling stockholders in this offering will be shares granted pursuant to the awards for which the vesting is being accelerated, as described above.

The Offering

Class A common stock offered by us	6,000,000 shares (6,900,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock offered by the selling stockholders	2,000,000 shares (2,300,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock to be outstanding immediately after this offering and the forward repurchase	20,826,811 shares (22,026,811 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class B common stock to be outstanding immediately after this offering and the forward repurchase	45,895,690 shares (44,695,690 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Total Class A common stock and Class B common stock to be outstanding after this offering and the forward repurchase	66,722,501 shares (66,722,501 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Use of Proceeds	We estimate that the net proceeds to be received by us from this offering, after deducting underwriting discounts and commissions, will be approximately $168.5 million (or $193.8 million if the underwriters exercise their option to purchase additional shares of Class A common stock).

We intend to use such net proceeds to acquire a number of shares of our Class B common stock from ORIX USA equal to the number of shares of Class A common stock sold by us in this offering (including any shares sold by us upon the exercise by the underwriters of their option to purchase additional shares of Class A common stock) pursuant to a forward share purchase agreement. See “Description of the Forward Share Purchase Agreement” for additional information.

We will not receive any net proceeds from the sale of shares of our Class A common stock by the selling stockholders. See “Use of Proceeds” for additional information.

Forward Share Purchase Agreement

On February 6, 2017, in connection with, and prior to, the commencement of this offering, we entered into a forward share purchase agreement with ORIX USA, pursuant to which we agreed to repurchase from ORIX USA on April 5, 2017 the number of shares of our Class B common stock equal to the number of shares of Class A common stock sold by us in this offering (including any shares sold by us upon the exercise by the underwriters of their option to purchase additional shares of Class A common stock) at a purchase price per share equal to the public offering price in this offering less underwriting discounts and commissions. The effectiveness of the forward share purchase agreement is conditioned only upon the completion of this offering. The rights and obligations under the forward share purchase agreement are non-transferrable. See “Description of the Forward Share Purchase Agreement.”

Accounting Treatment of the Forward Repurchase	Because the forward share purchase agreement requires delivery of a fixed number of shares for a fixed amount of cash at settlement, the forward repurchase will be accounted for as a financed purchase of treasury stock and the shares subject to the forward share purchase agreement will not be included in our basic or diluted earnings per share in conformity with U.S. GAAP.

Conflict of Interest	Houlihan Lokey, Inc. controls Houlihan Lokey Capital, Inc., an underwriter in this offering. In addition, certain of our employees and members of management who are offering shares of our Class A common stock in this offering are associated persons of Houlihan Lokey Capital, Inc. Therefore, Houlihan Lokey Capital, Inc. is deemed to have a “conflict of interest” under Rule 5121(f)(5)(B) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In addition, affiliates and associated persons of Houlihan Lokey Capital, Inc. (a wholly-owned subsidiary of Houlihan Lokey, Inc.) will be deemed to receive more than 5% of net offering proceeds and will have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C)(ii). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the member primarily responsible for managing the public offering does not have a conflict of interest, is not an affiliate of any FINRA member that has a conflict of interest and meets the requirements of paragraph (f)(12)(E) of Rule 5121 and because a bona fide market exists for the Class A common stock. See “Underwriting (Conflict of Interest).”

Risk Factors	Investing in shares of our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

New York Stock Exchange Symbol	“HLI.”

The number of shares of our Class A common stock to be outstanding after this offering and the forward repurchase is based on 12,826,811 shares of Class A common stock and 53,895,690 shares of Class B common stock outstanding as of February 3, 2017 and assumes that there are no additional shares of our common stock issued or repurchased prior to the settlement of the forward repurchase on April 5, 2017, other than in connection with this offering and the forward repurchase. The selling stockholders will convert existing shares of Class B common stock into Class A common stock and sell such Class A common stock in this offering.

Summary Consolidated Financial Data

The following tables present the summary historical consolidated financial and other data for Houlihan Lokey, Inc. and its subsidiaries.

The summary consolidated statements of operations data for each of the fiscal years in the two-year period ended March 31, 2016 are derived from the audited consolidated financial statements of Houlihan Lokey, Inc. and its subsidiaries incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated statements of operations data for the nine months ended December 31, 2015 and December 31, 2016 and the summary consolidated balance sheet data as of December 31, 2016 are derived from the unaudited consolidated financial statements of Houlihan Lokey, Inc. and its subsidiaries incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of our management, such unaudited financial statements reflect all adjustments consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

You should read the following summary consolidated financial data in conjunction with our consolidated historical financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Quarterly Report on Form 10-Q for the nine months ended December 31, 2016 and Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as amended, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year or any future reporting period.

	Fiscal year ended		Nine months ended
($ in thousands)	March 31, 2015	March 31, 2016	December 31, 2015	December 31, 2016
			(unaudited)
Consolidated statements of operations data:
Fee revenue:
Corporate Finance	$367,632	$371,790	$292,461	319,483
Financial Restructuring	207,909	202,343	130,139	203,372
Financial Advisory Services	105,331	119,632	87,569	92,136

Total segment revenues	680,872	693,765	510,169	614,991
Corporate revenues	—	—	—	—

Fee revenue	$680,872	$693,765	$510,169	614,991
Operating expenses
Employee compensation and benefits	475,100	461,609	340,926	411,677
Non-compensation expenses	77,118	105,756	84,340	78,653

Total operating expenses	552,218	567,365	425,266	490,330
Operating income	128,654	126,400	84,903	124,661
Other income and expenses	3,481	(770)	(106)	(2,741)

Income before provision for income taxes	132,135	125,630	84,797	121,920
Provision for income taxes	52,196	55,863	37,810	47,653

Net income	$79,939	$69,767	$46,987	74,267
Net (income) loss attributable to noncontrolling interest	(58)	(26)	(26)	—

Net income attributable to Houlihan Lokey, Inc.	$79,881	$69,741	$46,961	74,267

Consolidated balance sheet data:	December 31, 2016
Cash and cash equivalents	$253,605
Total assets	1,093,454
Total liabilities	371,119
Total stockholders’ equity	718,967

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, including our financial statements and the related notes thereto, before investing in our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Class A Common Stock and this Offering

The dual class structure of our common stock and the existing ownership of our Class B common stock by ORIX USA and the HL Holders through the HL Voting Trust have the effect of concentrating voting control with ORIX USA and the HL Voting Trust for the foreseeable future, which will limit your ability to influence corporate matters. We are controlled by ORIX USA and the HL Voting Trust, whose interests may differ from those of our public stockholders.

Each share of our Class B common stock is entitled to ten votes per share, and each share of our Class A common stock, which is the stock we and the selling stockholders are offering in this offering, is entitled to one vote per share. Given the greater number of votes per share attributed to our Class B common stock, following this offering and the settlement of the forward repurchase, ORIX USA and the HL Holders through the HL Voting Trust, which each hold shares of Class B common stock, will collectively beneficially own 45,895,690 shares of Class B common stock representing approximately 68.8% of the economic interest and 95.7% of the voting power of our outstanding capital stock. ORIX USA and the HL Voting Trust will, for the foreseeable future, have significant influence over our corporate management and affairs, and will be able to control virtually all matters requiring stockholder approval. ORIX USA and the HL Voting Trust are collectively able to, subject to applicable law and to the voting arrangements described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as amended, under “Directors, Executive Officers and Corporate Governance—Corporate Governance,” elect a majority of the members of our board of directors and control actions to be taken by us and our board of directors, including amendments to our amended and restated certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. The directors so elected will have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. The Stockholders’ Agreement, dated August 18, 2015, among us, ORIX USA and the HL Voting Trust (the “Stockholders’ Agreement”), also provides that approval of two-thirds of the board will be required for certain corporate actions for a period of time based on ORIX USA’s continuing ownership level, which, based on ORIX USA’s expected ownership percentage following this offering and the settlement of the forward repurchase, essentially continues to give the ORIX USA directors veto authority over those actions. The continued concentrated control of the HL Voting Trust and ORIX USA will limit your ability to influence corporate matters for the foreseeable future and may materially adversely affect the market price of our Class A common stock. It is possible that the interests of ORIX USA and the HL Voting Trust may in some circumstances conflict with our interests and the interests of our other stockholders, including you. For example, ORIX USA and the HL Voting Trust may have different tax positions or other differing incentives from other stockholders that could influence their decisions regarding whether and when to cause us to dispose of assets, incur new or refinance existing indebtedness or take other actions. Additionally, the holders of our Class B common stock may cause us to make strategic decisions or pursue acquisitions that could involve risks to you or may not be aligned with your interests.

The holders of our Class B common stock are also entitled to a separate vote in the event we seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our common stock or in a manner that alters or changes the powers, preferences or special rights of the Class B common stock in a manner that affects its holders adversely. Future transfers by holders of Class B common stock will generally result in those shares converting on a one-for-one basis to Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long-term.

The trading price of our Class A common stock may be affected by limited trading volume and may fluctuate significantly, which may affect stockholders’ ability to sell shares of our Class A common stock.

There has been a limited public market for our Class A common stock and a more active trading market for our Class A common stock may not develop. A substantial majority of our common stock is Class B common stock that is not freely tradeable unless and until converted into Class A common stock. Following this offering, there can be no assurance that the selling stockholders will convert any additional shares of their existing Class B common stock into Class A common stock and sell any such shares, or that the HL Holders will convert any additional shares of Class B common stock into shares of Class A common stock and sell such shares in the future. These factors may result in different prices for our Class A common stock than might otherwise be obtained in a more liquid market and could also result in a significant spread between the bid and ask prices for our Class A common stock. In addition, without a larger public float, our Class A common stock may be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices of our Class A common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our Class A common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our Class A common stock than would be the case if our public float were larger. We cannot predict the prices at which our Class A common stock will trade in the future, if at all.

We are a “controlled company” within the meaning of the New York Stock Exchange listing standards and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

We are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors and the requirement that we have a compensation committee that is composed entirely of independent directors. We intend to continue to rely on some or all of these exemptions. As a result, we do not and, for the foreseeable future, will not have a majority of independent directors and our compensation and nominating and corporate governance committees will not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

The trading price of our Class A common stock may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the offering price.

The market price of our Class A common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	quarterly variations in our operating results compared to market expectations;

•	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our common shares or the stock of other companies in our industry;

•	adverse publicity about us, the industries we participate in or individual scandals;

•	announcements of new offerings by us or our competitors;

•	stock price performance of our competitors;

•	the limited trading market for our Class A common stock;

•	the failure of research analysts to cover our common shares;

•	fluctuations in stock market prices and volumes;

•	default on our indebtedness;

•	actions by competitors;

•	changes in senior management or key personnel;

•	changes in financial estimates by securities analysts;

•	the market’s reaction to our reduced disclosure as a result of being an “emerging growth company” under the JOBS Act and our increased costs upon the loss of “emerging growth company” status;

•	the market’s reaction to our status as a “controlled company”;

•	negative earnings or other announcements by us or other financial services companies;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	incurrence of indebtedness or issuances of capital stock;

•	global economic, legal and regulatory factors unrelated to our performance; and

•	the other factors listed in this “Risk Factors” section.

Volatility in the market price of our common stock may prevent investors from being able to sell their Class A common stock at or above the offering price. As a result, you may suffer a loss on your investment. In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Our share price may decline due to the large number of shares eligible for future sale.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Shares of common stock held by HL Holders indirectly through the HL Voting Trust are subject to lock-up agreements that restrict their ability to transfer shares of our capital stock until at least August 18, 2018, subject to acceleration in certain circumstances. After this period, shares of common stock held by HL Holders indirectly through the HL Voting Trust will become transferable in three equal installments on each of August 18, 2018, 2019 and 2020; provided that the shares sold by the selling stockholders in this offering will reduce the number of shares that become transferable on August 18, 2018. In addition, shares of our common stock held by managing directors and certain senior corporate officers of the Company whose employment with the Company or a subsidiary thereof terminates (other than due to a death or disability) before August 18, 2018 will be subject to transfer restrictions until August 2022.

As of the date of this prospectus supplement, subject to the restrictions under the lock-up agreements described above and subject to certain restrictions under the Securities Act, the 53,895,690 shares of our Class A common stock issuable upon conversion of outstanding Class B common stock and the 14,482 vested shares of Class A common stock issued under our 2016 Incentive Award Plan to our non-employee directors are eligible for sale. Stockholders who are subject to any of the lock-up agreements described above may be permitted to sell shares prior to the expiration of the applicable lock-up agreement in certain circumstances, including as the result of the waiver or termination of such lock-up agreement.

While we currently pay a quarterly cash dividend to our stockholders, we may change our dividend policy at any time and we may not continue to declare cash dividends.

Although we currently pay a quarterly cash dividend to our stockholders, we have no obligation to do so, and our dividend policy may change at any time. Returns on stockholders’ investments will primarily depend on the appreciation, if any, in the price of our Class A common stock. The amount and timing of dividends, if any, are subject to capital availability and periodic determinations by our board of directors that cash dividends are in the best interest of our stockholders and are in compliance with all applicable laws and any other contractual agreements limiting our ability to pay dividends. Under our Revolving Credit Facility with Bank of America, N.A., we are restricted from paying cash dividends in certain circumstances, and we expect these restrictions to continue in the future. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Future dividends, including their timing and amount, may be affected by, among other factors: general economic and business conditions; our financial condition and operating results; our available cash and current anticipated cash needs; capital requirements; contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders; and such other factors as our board of directors may deem relevant.

Our dividend payments may change from time to time, and we may not continue to declare dividends in any particular amounts or at all. The reduction in or elimination of our dividend payments could have a negative effect on our stock price.

If securities analysts do not publish research or reports about our business or if they downgrade our Company or our sector, the price of our Class A common stock could decline.

The trading market for our Class A common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our Company or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our Company, we could lose visibility in the market, which in turn could cause the price of our Class A common stock to decline.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our Class A common stock less attractive to investors. Loss of “emerging growth company” status will increase our legal and financial costs.

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•	be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Act;

•	be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on the financial statements.

We currently take advantage of each of the exemptions described above. We have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 107(b) of the JOBS Act. We could be an emerging growth company for up to five years from the date of our IPO in August 2015. We cannot predict if investors will find our Class A common stock less attractive if we continue to elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our Class A common stock.

The market value of our common stock held by non-affiliates as of December 31, 2016, was approximately $398.0 million and, as a result of this offering and other factors, may exceed $700 million as of September 30, 2017, which would result in us no longer being an emerging growth company as of March 31, 2018. When the emerging growth company exemptions cease to apply to us, compliance with additional public company requirements will significantly increase our legal and financial costs and place additional significant demands on our management.

Our anti-takeover provisions could prevent or delay a change in control of our Company, even if such change in control would be beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our Company, even if such change in control would be beneficial to our stockholders. Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws that could prevent or delay a change in control of our Company include:

•	the ability to issue “blank check” preferred stock, which could increase the number of outstanding shares and thwart a takeover attempt;

•	a classified board of directors so that not all members of our board of directors are elected at one time;

•	the ability to remove directors only for cause;

•	no use of cumulative voting for the election of directors;

•	no ability of stockholders to call special meetings;

•	supermajority voting provisions for stockholder approval of amendments to our certificate of incorporation and by-laws;

•	the requirement that, to the fullest extent permitted by law and unless we agree otherwise, certain proceedings against or involving us or our directors, officers or employees be brought exclusively in the Court of Chancery in the State of Delaware;

•	the ability of stockholders to take action by written consent; and

•	advance notice and duration of ownership requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

In addition, the General Corporation Law of the State of Delaware (the “DGCL”), to which we are subject, prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who owns at least 15% of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

The provision of our amended and restated certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors, officers and stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction in the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware, unless we agree otherwise. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus supplement may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:

•	our ability to retain our Managing Directors and our other senior financial professionals;

•	our ability to successfully identify, recruit and develop talent;

•	changing market conditions;

•	reputational risk;

•	our highly volatile revenue and profits on a quarterly basis;

•	strong competition from other financial advisory and investment banking firms;

•	potential impairment of goodwill and other intangible assets, which represent a significant portion of our assets;

•	our ability to execute on our growth initiatives, business strategies or operating plans;

•	risks associated with our acquisitions, joint ventures and strategic investments;

•	our management not having previously managed a public company and the costs of being a public company;

•	risks associated with our international operations;

•	fluctuations in foreign currency exchange rates;

•	costs of compliance associated with international broker-dealer, employment, labor, benefits and tax regulations;

•	our ability to generate sufficient cash in the future to service our indebtedness;

•	our dependence on fee-paying clients;

•	our clients’ ability to pay us for our services;

•	our potential to offer new products within our existing lines of business or enter into new lines of business, which may result in additional risks and uncertainties in our business;

•	operational risks;

•	extensive and evolving regulation of our business and the business of our clients;

•	substantial litigation risks;

•	cybersecurity and other security risks;

•	the HL Voting Trust’s and ORIX USA’s ability to control our company;

•	other factors disclosed or incorporated by reference in this prospectus supplement;

•	any statements of belief and any statements of assumptions underlying any of the foregoing; and

•	other factors beyond our control.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained in this prospectus supplement after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to be received by us from this offering, after deducting the underwriting discounts and commissions, will be approximately $168.5 million (or $193.8 million if the underwriters exercise their option to purchase additional shares of Class A common stock).

We intend to use such net proceeds to acquire a number of shares of our Class B common stock from ORIX USA equal to the number of shares of Class A common stock sold by us in this offering (including any shares sold upon the exercise by the underwriters of their option to purchase additional shares of Class A common stock) at a purchase price per share equal to the public offering price in this offering less underwriting discounts and commissions pursuant to a forward share purchase agreement. See “Description of the Forward Share Purchase Agreement” for additional information.

Because the forward share purchase agreement requires delivery of a fixed number of shares for a fixed amount of cash at settlement, the forward repurchase will be accounted for as a financed purchase of treasury stock and the shares subject to the forward share purchase agreement will not be included in our basic or diluted earnings per share in conformity with U.S. GAAP.

We will not receive any net proceeds from the sale of shares of our Class A common stock by the selling stockholders. We are conducting this offering to facilitate organized liquidity in our Class A common stock and to increase the public float of our Class A common stock.

DESCRIPTION OF THE FORWARD SHARE PURCHASE AGREEMENT

On February 6, 2017, in connection with, and prior to, the commencement of this offering, we entered into a forward share purchase agreement with ORIX USA, pursuant to which we agreed to repurchase from ORIX USA on April 5, 2017 the number of shares of our Class B common stock equal to the number of shares of Class A common stock sold by us in this offering (including any shares sold upon the exercise by the underwriters of their option to purchase additional shares of Class A common stock) for a purchase price per share equal to the public offering price in this offering less underwriting discounts and commissions. The effectiveness of the forward share purchase agreement is conditioned only upon the completion of this offering. The rights and obligations of each party under the forward share purchase agreement are non-transferrable without the consent of the non-transferring party. Upon the pricing of this offering, we and ORIX USA will enter into an escrow agreement, pursuant to which we will deposit into escrow the net proceeds received by us from this offering (the “Escrow Amount”) and ORIX USA will deposit into escrow the number of shares of Class B common stock to be acquired by us (the “Escrow Shares”).

If our board of directors declares a dividend payable on our common stock during the period between the closing of this offering and the settlement of the forward repurchase on April 5, 2017, ORIX USA will be entitled to receive any such dividend payable on the shares of Class B common stock subject to the forward share purchase agreement. In the event that such dividend is paid, the purchase price per share under the forward repurchase will be reduced by the per share amount of any such dividend. The Escrow Amount will also be reduced by the amount of any such dividend, without reduction for any withholding or other taxes (the “Dividend Amount”), and each such Dividend Amount will be released to us from the escrow. Prior to April 5, 2017, ORIX USA will retain all voting rights in respect of, and will receive any dividends payable on, such Escrow Shares. During such period, the Escrow Shares will continue to count towards ORIX USA’s ownership thresholds under the Stockholders’ Agreement.

On April 5, 2017, we will receive from escrow the Escrow Shares and ORIX USA will receive the Escrow Amount, as reduced by any Dividend Amounts, if applicable. We intend to retire the Escrow Shares after the settlement of the forward repurchase. Because the forward share purchase agreement requires delivery of a fixed number of shares for a fixed amount of cash at settlement, the forward repurchase will be accounted for as a financed purchase of treasury stock and the shares subject to the forward share purchase agreement will not be included in our basic or diluted earnings per share in conformity with U.S. GAAP.

The forward share purchase agreement is a separate transaction entered into by us with ORIX USA, is not part of the terms of the Class A common stock and will not change the holders’ rights with respect to the Class A common stock. As a holder of Class A common stock, you will not have any rights with respect to the forward share purchase agreement.

Set forth below is information regarding ORIX USA’s ownership of our common stock, both prior to this offering and following this offering and the forward repurchase. The number of shares and percentage of beneficial ownership prior to this offering and the forward repurchase set forth below is based on 12,826,811 shares of Class A common stock outstanding as of February 3, 2017. This number excludes 53,895,690 shares of Class A common stock issuable in exchange for 53,895,690 shares of Class B common stock. The number of shares and percentage of beneficial ownership after this offering and the forward repurchase set forth below is based on 12,826,811 shares of Class A common stock outstanding as of February 3, 2017 and assumes no exercise of the underwriters’ option to purchase additional shares, the sale of all shares of Class A common stock offered by the selling stockholders pursuant to this prospectus supplement and the settlement of the forward repurchase, which has the effect of excluding any shares to be sold by the Company in this offering, since such additional shares will be offset in full by the shares repurchased from ORIX USA in the forward repurchase.

	Shares beneficially owned prior to the offering and the settlement of the forward repurchase					Shares being sold pursuant to Forward Share Purchase Agreement	Shares beneficially owned following this offering and the settlement of the forward repurchase
Name of beneficial owner	Class A		Class B		% total voting power**		Class A		Class B		% total voting power**
	Shares	Percentage	Shares	Percentage			Shares	Percentage	Shares	Percentage
ORIX USA(1)	—	—%	21,610,331	32.4%	39.2%	6,000,000	—	—%	15,610,331	23.4%	32.5%

**	Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. For more information, see “Description of Capital Stock” in the accompanying prospectus.
(1)	The following individuals are the members of the board of directors of ORIX USA and as such may be deemed to share voting and dispositive control of the shares of common stock held by ORIX USA: Yoshihiko Miyauchi, Makoto Inoue, Kazuo Kojima, Hideto Nishitani, Clint McDonnough and David E. Mundell. These individuals disclaim beneficial ownership of the shares held by ORIX USA. ORIX USA’s shares are held directly by ORIX HLHZ Holding LLC, a Delaware limited liability company, which is wholly owned by ORIX Capital Markets, LLC, a Delaware limited liability company, which is wholly owned by ORIX USA. The address of all three ORIX entities is 1717 Main Street, Suite 1100, Dallas, Texas 75201.

SELLING STOCKHOLDERS

The selling stockholders named below are offering to sell an aggregate of 2,000,000 shares of Class A common stock, which are issuable upon conversion on a one-for-one basis of shares of Class B common stock currently owned by the selling stockholders.

The number of shares and percentage of beneficial ownership prior to this offering and the forward repurchase set forth below is based on 12,826,811 shares of Class A common stock outstanding as of February 3, 2017. This number excludes 53,895,690 shares of Class A common stock issuable in exchange for 53,895,690 shares of Class B common stock. The number of shares and percentage of beneficial ownership after this offering and the forward repurchase set forth below is based on 12,826,811 shares of Class A common stock outstanding as of February 3, 2017 and assumes no exercise of the underwriters’ option to purchase additional shares, the sale of all shares of Class A common stock offered by the selling stockholders pursuant to this prospectus supplement and the settlement of the forward repurchase, which has the effect of excluding the shares to be sold by the Company in this offering, since such additional shares will be offset in full by the shares repurchased from ORIX USA in the forward repurchase.

Beneficial ownership is determined in accordance with the rules of the SEC.

	Shares beneficially owned prior to the offering and the forward repurchase						Shares beneficially owned following the offering and the forward repurchase
Name of beneficial owner	Class A		Class B		% total voting power**	Shares being Sold	Class A		Class B		% total voting power**
	Shares	Percentage	Shares	Percentage			Shares	Percentage	Shares	Percentage
HL Voting Trust(1)	—	—%	32,285,359	48.4%	58.5%	2,000,000	—	—%	30,285,359	45.4%	63.1%
The Gold Stock Trust(2)	—	—%	1,694,203	2.5%	3.1%	104,952	—	—%	1,589,251	2.4%	3.3%
The Beiser Stock Trust(3)	—	—%	1,187,072	1.8%	2.2%	73,535	—	—%	1,113,537	1.7%	2.3%
Adelson Stock Trust(4)	—	—%	1,113,735	1.7%	2.0%	68,992	—	—%	1,044,743	1.6%	2.2%
Jeffrey I. Werbalowsky	—	—%	1,077,529	1.6%	2.0%	86,409	—	—%	991,120	1.5%	2.1%
Paul E. Siegert	—	—%	1,036,842	1.6%	1.9%	64,230	—	—%	972,612	1.5%	2.0%
John G. Mavredakis	—	—%	991,930	1.5%	1.8%	61,448	—	—%	930,482	1.4%	1.9%
David R. Hilty	—	—%	991,080	1.5%	1.8%	61,395	—	—%	929,685	1.4%	1.9%
Robert H. Hotz	—	—%	926,422	1.4%	1.7%	57,390	—	—%	869,032	1.3%	1.8%
Jay D. Novak	—	—%	867,871	1.3%	1.6%	53,763	—	—%	814,108	1.2%	1.7%
William G. Peluchiwski	—	—%	789,286	1.2%	1.4%	63,294	—	—%	725,992	1.1%	1.5%
Anita M. Antenucci	—	—%	729,771	1.1%	1.3%	58,522	—	—%	671,249	1.0%	1.4%
William H. Hardie III	—	—%	728,476	1.1%	1.3%	58,418	—	—%	670,058	1.0%	1.4%
David Preiser(5)	—	—%	722,220	1.1%	1.3%	44,740	—	—%	677,480	1.0%	1.4%
Ansgar Zwick	—	—%	618,701	*	1.1%	49,615	—	—%	569,086	*	1.2%
Jack Berka Stock Trust	—	—%	606,388	*	1.1%	37,564	—	—%	568,824	*	1.2%
Saul Burian	—	—%	585,525	*	1.1%	36,272	—	—%	549,253	*	1.1%
Andrew B. Miller	—	—%	582,252	*	1.1%	36,069	—	—%	546,183	*	1.1%
Peter H. Marshall	—	—%	567,537	*	1.0%	45,512	—	—%	522,025	*	1.1%
Joseph Swanson	—	—%	536,870	*	1.0%	43,053	—	—%	493,817	*	1.0%
James F. Lavelle	—	—%	486,924	*	*	39,047	—	—%	447,877	*	*
Wilson Stock Trust	—	—%	350,201	*	*	21,694	—	—%	328,507	*	*
Steven H. Tishman	—	—%	334,939	*	*	20,749	—	—%	314,190	*	*
The Geer Stock Trust	—	—%	313,998	*	*	25,180	—	—%	288,818	*	*
Chris R. DiMauro	—	—%	291,492	*	*	23,375	—	—%	268,117	*	*
Jonathan Cleveland	—	—%	283,803	*	*	17,581	—	—%	266,222	*	*
Scott R. Richardson	—	—%	254,682	*	*	20,423	—	—%	234,259	*	*
Cindy W.S. Ma	—	—%	249,811	*	*	15,475	—	—%	234,336	*	*
Mark Goldman	—	—%	249,508	*	*	20,009	—	—%	229,499	*	*
The Tchen Stock Trust	—	—%	241,635	*	*	19,377	—	—%	222,258	*	*
Matthew R. Niemann	—	—%	236,045	*	*	14,622	—	—%	221,423	*	*
Christopher Croft	—	—%	225,317	*	*	18,069	—	—%	207,248	*	*
Adam Dunayer	—	—%	220,579	*	*	13,664	—	—%	206,915	*	*
J. Lindsey Alley(6)	—	—%	217,772	*	*	13,490	—	—%	204,282	*	*
Rick A. Lacher	—	—%	216,803	*	*	13,430	—	—%	203,373	*	*
Eric M. Winthrop	—	—%	202,428	*	*	16,233	—	—%	186,195	*	*
Ernest W. Purcell, Trustee of the Purcell Stock Trust	—	—%	190,854	*	*	11,823	—	—%	179,031	*	*
John-Paul Hanson	—	—%	190,453	*	*	11,798	—	—%	178,655	*	*
Eugene S. Weil	—	—%	189,409	*	*	15,189	—	—%	174,220	*	*
John Nelligan	—	—%	184,045	*	*	14,759	—	—%	169,286	*	*
Robert Louv	—	—%	170,655	*	*	13,685	—	—%	156,970	*	*
John Cooper	—	—%	167,134	*	*	13,403	—	—%	153,731	*	*
Manuel Martinez-Fidalgo	—	—%	158,727	*	*	12,729	—	—%	145,998	*	*
Justin D. Abelow	—	—%	144,260	*	*	11,568	—	—%	132,692	*	*
John A. Schoenfeld	—	—%	141,768	*	*	8,782	—	—%	132,986	*	*

	Shares beneficially owned prior to the offering and the forward repurchase						Shares beneficially owned following the offering and the forward repurchase
Name of beneficial owner	Class A		Class B		% total voting power**	Shares being Sold	Class A		Class B		% total voting power**
	Shares	Percentage	Shares	Percentage			Shares	Percentage	Shares	Percentage
All other Corporate Finance Managing Directors who joined the Company prior to December 31, 2003(7)	—	—%	638,177	1.0%	1.2%	46,426	—	—%	591,751	*	1.2%
All other Corporate Finance Managing Directors who joined the Company between January 1, 2004 and December 31, 2008(7)	—	—%	459,809	*	*	34,112	—	—%	425,697	*	*
All other Corporate Finance Managing Directors who joined the Company between January 1, 2009 and December 31, 2011(7)	—	—%	666,008	1.0%	1.2%	50,635	—	—%	615,373	*	1.3%
All other Corporate Finance Managing Directors who joined the Company between January 1, 2012 and December 31, 2014(7)	—	—%	536,272	*	1.0%	40,914	—	—%	495,358	*	1.0%
All other Corporate Finance Managing Directors who joined the Company after January 1, 2015(7)	—	—%	223,363	*	*	17,483	—	—%	205,880	*	*
All other Financial Restructuring Managing Directors who joined the Company prior to December 31, 2002(7)	—	—%	498,041	*	*	35,014	—	—%	463,027	*	1.0%
All other Financial Restructuring Managing Directors who joined the Company after January 1, 2003(7)	—	—%	531,305	*	1.0%	41,199	—	—%	490,106	*	1.0%
All other Financial Advisory Services Managing Directors who joined the Company prior to December 31, 2002(7)	—	—%	366,967	*	*	29,428	—	—%	337,539	*	*
All other Financial Advisory Services Managing Directors who joined the Company after January 1, 2003(7)	—	—%	497,494	*	*	35,375	—	—%	462,119	*	1.0%
All other Financial Sponsors group professionals(7)	—	—%	481,372	*	*	36,081	—	—%	445,291	*	*
All other Corporate professionals(8)	—	—%	206,738	*	*	15,367	—	—%	191,371	*	*
Other selling stockholders who joined the Company prior to December 31, 2004 (each owning less than 0.12% of our common stock)(7)	—	—%	373,893	*		27,018	—	—%	346,875	*	*
Other selling stockholders who joined the Company between January 1, 2005 and December 31, 2010 (each owning less than 0.06% of our common stock)(7)	—	—%	642,697	1.0%		48,805	—	—%	593,892	*	1.2%
Other selling stockholders who joined the Company after January 1, 2011 (each owning less than 0.03% of our common stock)(7)	—	—%	140,084	*		10,816	—	—%	129,268	*	*

*	Less than 1%
**	Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. For more information, see “Description of Capital Stock” in the accompanying prospectus.

(1)	Consists of shares of Class B common stock held indirectly by the HL Holders, which consists of employees and members of our management, through a voting trust of which Scott L. Beiser and Irwin N. Gold are the trustees. All decisions with respect to the voting (but not the disposition) of the Class B common stock are made by the trustees of the HL Voting Trust, in their sole and absolute discretion, without fiduciary duties of any kind to the HL Holders.
(2)	Consists of 1,694,203 shares held by The Gold Stock Trust indirectly through the HL Voting Trust prior to this offering and 1,589,251 shares held by The Gold Stock Trust indirectly through the HL Voting Trust following this offering (assuming no exercise by the underwriters of the option to purchase additional shares of Class A common stock), over which Irwin N. Gold, our Executive Chairman and the chairman of our board of directors, has disposition power. Mr. Gold disclaims beneficial ownership of the 32,285,359 shares of Class B common stock held indirectly by the HL Holders through the HL Voting Trust, of which Mr. Gold is a trustee, except to the extent of the shares held by The Gold Stock Trust indirectly through the HL Voting Trust, over which Mr. Gold has disposition power.
(3)	Consists of 1,187,072 shares held indirectly through the HL Voting Trust by The Beiser Stock Trust prior to this offering and 1,113,537 shares held indirectly through the HL Voting Trust by The Beiser Stock Trust following this offering (assuming no exercise by the underwriters of the option to purchase additional shares of Class A common stock), over which Scott L. Beiser, our Chief Executive Officer and a member of our board of directors, has disposition power. Mr. Beiser disclaims beneficial ownership of the 32,285,359 shares of Class B common stock held indirectly by the HL Holders through the HL Voting Trust, of which Mr. Beiser is a trustee, except to the extent of the shares held indirectly through the HL Voting Trust by The Beiser Stock Trust, over which Mr. Beiser has disposition power.
(4)	Consists of 1,113,735 shares held by the Adelson Stock Trust indirectly through the HL Voting Trust prior to this offering and 1,044,743 shares held by the Adelson Stock Trust indirectly through the HL Voting Trust following this offering (assuming no exercise by the underwriters of the option to purchase additional shares of Class A common stock), over which Scott J. Adelson, our Co-President and a member of our board of directors, has disposition power.
(5)	David A. Preiser is our Co-President and a member of our board of directors.
(6)	J. Lindsey Alley is our Chief Financial Officer.
(7)	Consists of selling stockholders not otherwise listed in this table who collectively own less than approximately 1% of our common stock immediately prior to this offering and hold their interests indirectly through the HL Voting Trust. Certain of such former and current employees and members of our management hold their interest in Houlihan Lokey indirectly through revocable living trusts, which hold their interest indirectly through the HL Voting Trust.
(8)	Includes 69,449 shares of Class B common stock held indirectly through the HL Voting Trust by Christopher Crain, our General Counsel, immediately prior to this offering and 63,880 shares immediately following this offering.

UNDERWRITING (CONFLICT OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities LLC, UBS Securities LLC, Keefe, Bruyette & Woods, Inc. and Houlihan Lokey Capital, Inc. are acting as joint book-running managers for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders, severally and not jointly, have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase, at the offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, from us and the selling stockholders, the number of shares of Class A common stock set forth opposite its name below.

Name	Number of shares of Class A Common Stock
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,240,000
Goldman, Sachs & Co.	2,240,000
J.P. Morgan Securities LLC	1,720,000
UBS Securities LLC.	480,000
Keefe, Bruyette & Woods, Inc	480,000
Houlihan Lokey Capital, Inc	280,000
Sandler O’Neill & Partners, L.P.	280,000
JMP Securities LLC.	280,000

Total	8,000,000

The underwriters are committed to purchase all the shares of Class A common stock offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.70 per share. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may be changed by the underwriters.

We and the selling stockholders have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Option to Purchase Additional Shares

The underwriters have an option to buy up to 1,200,000 additional shares of Class A common stock from us and the selling stockholders. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Underwriting Discounts and Expenses

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $1.17 per share. The offering of the shares of Class A common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by the Company		Paid by the Selling Stockholders
	Without option exercise	With full option exercise	Without option exercise	With full option exercise
Per share	$1.17	$1.17	$1.17	$1.17
Total	$7,020,000	$8,073,000	$2,340,000	$2,691,000

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses associated with this offering, excluding the underwriting discounts and commissions, will be approximately $1.2 million. We have agreed to reimburse the underwriters for certain expenses, including up to an aggregate of $30,000 in connection with the clearance of this offering with FINRA. Such reimbursement is deemed to be underwriting compensation by FINRA. In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated is being paid a structuring and advisory fee in the aggregate amount of $500,000 by an affiliate of ORIX USA and by the Company. This structuring and advisory fee is deemed to be underwriting compensation by FINRA.

Lock-up

We have agreed that we will not:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (regardless of whether any such transaction is to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or any such other securities (regardless of whether any such transaction is to be settled by the delivery of shares of our common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives of the underwriters for a period of 90 days after the date of this prospectus supplement, other than the shares of our Class A common stock to be sold hereunder and any shares of our Class A common stock issued upon the exercise of options granted under our equity incentive plans.

Our directors, executive officers, ORIX USA and the selling stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives of the underwriters:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (regardless of whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise), any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock (including, without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and shareholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition;

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with ownership of any shares of our common stock or such other securities, regardless of whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or

•	make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

The foregoing restrictions do not apply to the sale of Class A common stock by the selling stockholders in this offering or the sale of Class B common stock by ORIX USA in the forward repurchase.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “HLI.”

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

None of the underwriters, the selling stockholders or us make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of the underwriters, the selling stockholders or us make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflict of Interest

Houlihan Lokey, Inc. controls Houlihan Lokey Capital, Inc., an underwriter in this offering. In addition, certain of our employees and members of management who are offering shares of our Class A common stock in this offering are associated persons of Houlihan Lokey Capital, Inc. Therefore Houlihan Lokey Capital, Inc. is deemed to have a “conflict of interest” under FINRA Rule 5121(f)(5)(B). In addition, affiliates and associated persons of Houlihan Lokey Capital, Inc. (a wholly-owned subsidiary of Houlihan Lokey, Inc.) will be deemed to receive more than 5% of the net offering proceeds and will have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C)(ii). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the member primarily responsible for managing the public offering does not have a conflict of interest, is not an affiliate of any member that has a conflict of interest and meets the requirements of paragraph (f)(12)(E) of Rule 5121 and because a bona fide market exists for the Class A common stock. Houlihan Lokey Capital, Inc. will not confirm sales of the Class A common stock to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us, the selling stockholders and our other affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered pursuant to this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered pursuant to this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered pursuant to this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the EU Prospectus Directive (as defined below) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

•	to any legal entity that is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means European Union Prospectus Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities & Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Houlihan Lokey, Inc. and subsidiaries at March 31, 2015 and March 31, 2016 and for the years ended March 31, 2015 and March 31, 2016 have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report thereon appearing therein, and are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form S-3 with the Securities and Exchange Commission with respect to the registration of the Class A common stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A common stock being offered by this prospectus supplement and related matters, you should review the accompanying prospectus and the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of the prospectus supplement and before the date that the offering of the Class A common stock by means of this prospectus supplement is terminated, will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed on June 23, 2016;

•	Our Form 10-K/A, filed on July 28, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2016, September 30, 2016 and December 31, 2016, filed on August 11, 2016, November 14, 2016 and February 6, 2017, respectively;

•	Current Reports on Form 8-K filed on June 23, 2016, October 25, 2016 and February 6, 2017;

•	Registration Statement on Form 8-A for the registration of the Class A common stock under Section 12(b) of the Exchange Act, filed on August 10, 2015; and

•	All other documents filed by the Company under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Houlihan Lokey, Inc., 10250 Constellation Blvd., 5th Floor, Los Angeles, CA 90067. You also may contact us at (310) 788-5200 or visit the “SEC Filings & Financial Reports” page of our Investor Relations website at www.hl.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase our Class A common stock.

PROSPECTUS

41,610,331 Shares

HOULIHAN LOKEY, INC.

Class A Common Stock

This prospectus relates to up to 15,000,000 shares of Class A common stock that may be sold by us from time to time.

This prospectus also relates to up to 26,610,331 shares of Class A common stock that may be sold by the selling stockholders named in this prospectus from time to time, which are issuable upon conversion of an equivalent number of shares of Class B common stock held by the selling stockholders.

The Class A common stock offered by us or the selling stockholders may be sold through one or more underwriters, broker-dealers or agents. If the Class A common stock is sold by the selling stockholders through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commission. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” herein.

We will not receive any cash proceeds from the Class A common stock sold by the selling stockholders pursuant to this prospectus.

Our Class A common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “HLI.” On January 26, 2017, the NYSE official closing price of our Class A common stock was $31.38 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February 6, 2017

Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or the documents incorporated by reference in this prospectus. Neither we nor the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our Class A common stock means that information contained in this prospectus or the documents incorporated by reference in this prospectus are correct after the date of this prospectus. This prospectus is an offer to issue or sell the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

This prospectus is part of registration statements that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.

PROSPECTUS SUMMARY

Unless the context otherwise requires, as used in this prospectus, the terms the “Company,” “Houlihan Lokey, Inc.,” “Houlihan Lokey,” “HL,” “we,” “us” and “our” refer to Houlihan Lokey, Inc., a Delaware corporation, and, unless otherwise stated, all of its subsidiaries. We use the term “ORIX USA” to refer to ORIX USA Corporation, a Delaware corporation and a wholly owned subsidiary of ORIX Corporation, a Japanese corporation. References to ORIX USA as a holder of our shares mean ORIX USA acting through its indirect wholly owned subsidiary, ORIX HLHZ Holding LLC, a Delaware limited liability company. We use the term “HL Holders” to refer to our employees and members of our management who hold our Class B common stock through the Houlihan Lokey Voting Trust (the “HL Voting Trust”). We use the term “HL Selling Holders” to refer to the HL Holders that are identified as selling stockholders in this prospectus. References to the “IPO” mean our initial public offering in August 2015 of 12,075,000 shares of Houlihan Lokey, Inc. Class A common stock.

Established in 1972, Houlihan Lokey, Inc., is a leading global independent investment bank with expertise in mergers and acquisitions (M&A), financings, financial restructurings and financial advisory services. Through our offices in the United States, Europe, Asia and Australia, we serve a diverse set of clients worldwide including corporations, financial sponsors and government agencies. We provide our financial professionals with an integrated platform that enables them to deliver meaningful and differentiated advice to our clients. We advise our clients on critical strategic and financial decisions, employing a rigorous analytical approach coupled with deep product and industry expertise. We market our services through our product areas, our industry groups and our Financial Sponsors group, serving our clients in three primary business practices: Corporate Finance (encompassing M&A and capital markets advisory), Financial Restructuring (both out - of - court and in formal bankruptcy or insolvency proceedings) and Financial Advisory Services (including financial opinions, and a variety of valuation and financial consulting services).

Houlihan Lokey, Inc. was incorporated in Delaware on July 24, 2015. Our principal executive offices are located at 10250 Constellation Blvd., 5th Floor, Los Angeles CA 90067 and our phone number is (310) 788-5200.

The Offering

Class A common stock offered by us	Up to 15,000,000 shares

Class A common stock offered by the selling stockholders	Up to 26,610,331 shares

Class A common stock outstanding as of the date of this prospectus	12,826,811 shares

Class B common stock outstanding as of the date of this prospectus	53,895,690 shares

Use of proceeds	We intend to use the net proceeds from the sale by us of Class A common stock covered by this prospectus as set forth in the applicable prospectus supplement, which may include the repurchase of common stock from stockholders, repayment of indebtedness, future acquisitions, capital expenditures, working capital and any other corporate purpose.

The net proceeds from any sale by the selling stockholders of any shares of Class A common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of such shares.

Class A common stock	We and the selling stockholders may offer shares of our Class A common stock. See “Description of Capital Stock,” below.

Voting Rights	We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to ten votes per share. Each share of Class B common stock may be converted into one share of Class A common stock at the option of its holder and will be automatically converted into one share of Class A common stock upon transfer thereof, subject to certain exceptions. In addition, upon the date on which the aggregate outstanding shares of common stock owned by (i) ORIX USA, (ii) the HL Voting Trust and (iii) the beneficiaries of the HL Voting Trust or certain of their transferees collectively represent less than 20% of the then aggregate outstanding shares of common stock, or on a date specified by holders of at least 66 2⁄3% of the outstanding shares of Class B common stock, all outstanding shares of Class B common stock will convert automatically into Class A common stock. See “Description of Capital Stock,” below for additional information.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise provided in our amended and restated certificate of incorporation or as required by applicable law. See “Description of Capital Stock.”

As of January 26, 2017, ORIX USA owns 21,610,331 shares of Class B common stock, representing 39.2% of the voting power and 32.4% of the economic interest in us. Such shares will convert into Class A common stock in connection with any sale pursuant to this prospectus.

The HL Holders hold shares of Class B common stock indirectly through the HL Voting Trust formed pursuant to a voting trust agreement under which all decisions with respect to the voting (but not the disposition) of the Class B common stock held by the HL Holders are made by the trustees of the HL Voting Trust, in their sole and absolute discretion, without fiduciary duties of any kind to the HL Holders. As of January 26, 2017, the HL Holders own 32,285,359 shares of Class B common stock, representing 58.5% of the voting power and 48.4% of the economic interest in us; and our public stockholders collectively own 12,826,811 shares of Class A common stock, representing 2.3% of the voting power and 19.2% of the economic interest in us.

Lock-up	Shares of common stock held by the HL Holders indirectly through the HL Voting Trust generally are subject to lock-up agreements until at least August 2018, subject to acceleration in certain circumstances.

Under the terms of each lock-up agreement, each HL Holder generally is subject to a lock-up period until August 18, 2018, after which the Class B shares owned by such HL Holder will become transferable in three equal installments on each of August 18, 2018, 2019 and 2020.

In addition, each lock-up agreement provides that, except as may be otherwise authorized by our board of directors, notwithstanding the lock-up periods described above, shares of our common stock held by managing directors and certain senior corporate officers of the Company whose employment with us or any of our subsidiaries terminates prior to August 18, 2018 for reasons other than death or disability will be subject to transfer restrictions, and will be ineligible to participate in any follow-on offerings, in each case, through August 18, 2022.

Stockholders’ Agreement	We have entered into a stockholders’ agreement with ORIX USA and the trustees on behalf of the HL Voting Trust (the “Stockholders’ Agreement”). Under this agreement, each of ORIX USA and the HL Voting Trust currently have the right to recommend the nomination of four of the eleven members of our board of directors. Pursuant to the Stockholders’ Agreement, the number of members of our board of directors that ORIX USA has the right to nominate will decrease if and when ORIX USA’s ownership of our common stock decreases below certain thresholds. The Stockholders’ Agreement also provides that approval of two-thirds of the board will be required for certain corporate actions for a period of time based on ORIX USA’s continuing ownership level, which, based on ORIX USA’s ownership percentage at the time of our IPO, essentially gives the ORIX USA nominated directors veto authority over those actions. The Stockholders’ Agreement will terminate when either ORIX USA or the HL Voting Trust no longer holds any shares of our common stock.

See “Certain Relationships and Related Party Transactions, and Director Independence—Agreements with the HL Holders—Stockholders’ Agreement,” in our Annual Report on Form 10-K for our Fiscal Year ended March 31, 2016, as amended (“Form 10-K”).

Registration Rights Agreements	We have also entered into a Registration Rights Agreement with each of ORIX USA and the HL Holders which grant registration rights to ORIX USA and such HL Holders pursuant to which (subject to the lock-up provisions applicable to the HL Holders as discussed above):

•	the holders of registrable shares entitled to demand registration rights may request that we register all or a portion of their registrable shares for sale under the Securities Act of 1933, as amended (the “Securities Act”);

•	if we register any shares of our common stock, the holders of all registrable shares are entitled to notice of the registration and to include all or a portion of their registrable shares in the registration; and

•	in the event that any registration in which the holders of registrable shares participate pursuant to either Registration Rights Agreement is an underwritten public offering, the number of registrable shares to be included may be limited in specified circumstances due to market conditions.

Pursuant to each Registration Rights Agreement, if either ORIX USA or the HL Holders intends to sell shares of Class A common stock in an underwritten offering, the other party has a right to participate in such offering under specified conditions.

Pursuant to the Stockholders’ Agreement, the Company has agreed with ORIX USA upon certain limitations with respect to underwritten offerings that occur prior to August 18, 2018. The Registration Rights Agreement with ORIX USA will terminate when ORIX USA no longer holds any shares of our common stock.

See “Certain Relationships and Related Party Transactions, and Director Independence – Agreements with the HL Holders – Registration Rights Agreements,” and “Certain Relationships and Related Party Transactions, and Director Independence – Agreements with the HL Holders – Stockholders’ Agreement,” each in our Form 10-K.

Controlled company	We are a “controlled company” within the meaning of the corporate governance rules of the New York Stock Exchange.

Dividend policy

We currently pay a quarterly cash dividend equal to $0.17 per share of common stock. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends, including those contained in our revolving line of credit pursuant to a loan agreement, dated as of August 18, 2015, by and among Houlihan Lokey, certain domestic subsidiaries of Houlihan Lokey party thereto and Bank of America, N.A., which provides for a revolving line of credit of $75.0 million that expires on August 18, 2017 (the “Revolving Credit Facility”), and other considerations that our board of directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or of our subsidiaries.

Risk factors	Investing in shares of our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

New York Stock Exchange symbol	“HLI.”

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus and each of the risks described in the section entitled “Risk Factors” in our Form 10-K, which is incorporated by reference into this prospectus, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Class A Common Stock and this Offering

The dual class structure of our common stock and the existing ownership of our Class B common stock by ORIX USA and the HL Holders through the HL Voting Trust have the effect of concentrating voting control with ORIX USA and the HL Voting Trust for the foreseeable future, which will limit your ability to influence corporate matters. We are controlled by ORIX USA and the HL Voting Trust, whose interests may differ from those of our public stockholders.

Each share of our Class B common stock is entitled to ten votes per share, and each share of our Class A common stock, which is the stock we and the selling stockholders are offering in this offering, is entitled to one vote per share. Given the greater number of votes per share attributed to our Class B common stock, ORIX USA and the HL Holders through the HL Voting Trust, which each hold shares of Class B common stock, as of January 26, 2017 collectively beneficially own 53,895,690 shares of Class B common stock representing approximately 80.8% of the economic interest and 97.7% of the voting power of our outstanding capital stock. ORIX USA and the HL Voting Trust will, for the foreseeable future, have significant influence over our corporate management and affairs, and will be able to control virtually all matters requiring stockholder approval. ORIX USA and the HL Voting Trust are collectively able to, subject to applicable law and to the voting arrangements described in our Form 10-K under “Directors, Executive Officers and Corporate Governance—Corporate Governance,” elect a majority of the members of our board of directors and control actions to be taken by us and our board of directors, including amendments to our amended and restated certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. The directors so elected will have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. The Stockholders’ Agreement also provides that approval of two-thirds of the board will be required for certain corporate actions for a period of time based on ORIX USA’s continuing ownership level, which, based on ORIX USA’s ownership percentage at the time of this offering, essentially gives the ORIX USA directors veto authority over those actions. This concentrated control will limit your ability to influence corporate matters for the foreseeable future and may materially adversely affect the market price of our Class A common stock. It is possible that the interests of ORIX USA and the HL Voting Trust may in some circumstances conflict with our interests and the interests of our other stockholders, including you. For example, ORIX USA and the HL Voting Trust may have different tax positions or other differing incentives from other stockholders that could influence their decisions regarding whether and when to cause us to dispose of assets, incur new or refinance existing indebtedness or take other actions. Additionally, the holders of our Class B common stock may cause us to make strategic decisions or pursue acquisitions that could involve risks to you or may not be aligned with your interests.

The holders of our Class B common stock will also be entitled to a separate vote in the event we seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of our common stock or in a manner that alters or changes the powers, preferences or special rights of the Class B common stock in a manner that affects its holders adversely. Future transfers by holders of Class B common stock will generally result in those shares converting on a one-for-one basis to Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long-term.

The trading price of our Class A common stock may be affected by limited trading volume and may fluctuate significantly, which may affect stockholders’ ability to sell shares of our Class A common stock.

There has been a limited public market for our Class A common stock and a more active trading market for our Class A common stock may not develop. A substantial majority of our common stock is Class B common stock that is not freely tradeable unless and until converted into Class A common stock. There can be no assurance that the selling stockholders will convert any of their existing Class B common stock into Class A common stock and sell any such shares pursuant to this prospectus or otherwise, or that the HL Holders will convert shares of Class B common stock into shares of Class A common stock and sell such shares in the future. These factors may result in different prices for our Class A common stock than might otherwise be obtained in a more liquid market and could also result in a significant spread between the bid and ask prices for our Class A common stock. In addition, without a larger public float, our Class A common stock may be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices of our Class A common stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate its investment in our Class A common stock. Trading of a relatively small volume of our common stock may have a greater impact on the trading price of our Class A common stock than would be the case if our public float were larger. We cannot predict the prices at which our Class A common stock will trade in the future, if at all.

We are a “controlled company” within the meaning of the New York Stock Exchange listing standards and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

We are a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors, the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors and the requirement that we have a compensation committee that is composed entirely of independent directors. We intend to continue to rely on some or all of these exemptions. As a result, we do not and, for the foreseeable future, will not have a majority of independent directors and our compensation and nominating and corporate governance committees will not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

The trading price of our Class A common stock may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the offering price.

The market price of our Class A common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	quarterly variations in our operating results compared to market expectations;

•	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our common shares or the stock of other companies in our industry;

•	adverse publicity about us, the industries we participate in or individual scandals;

•	announcements of new offerings by us or our competitors;

•	stock price performance of our competitors;

•	the limited trading market for our Class A common stock;

•	the failure of research analysts to cover our common shares;

•	fluctuations in stock market prices and volumes;

•	default on our indebtedness;

•	actions by competitors;

•	changes in senior management or key personnel;

•	changes in financial estimates by securities analysts;

•	the market’s reaction to our reduced disclosure as a result of being an “emerging growth company” under the JOBS Act;

•	the market’s reaction to our status as a “controlled company”;

•	negative earnings or other announcements by us or other financial services companies;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	incurrence of indebtedness or issuances of capital stock;

•	global economic, legal and regulatory factors unrelated to our performance; and

•	the other factors listed in this “Risk Factors” section.

Volatility in the market price of our common stock may prevent investors from being able to sell their Class A common stock at or above the offering price. As a result, you may suffer a loss on your investment. In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Our share price may decline due to the large number of shares eligible for future sale.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Shares of common stock held by HL Holders indirectly through the HL Voting Trust are subject to lock-up agreements that restrict their ability to transfer shares of our capital stock until at least August 18, 2018, subject to acceleration in certain circumstances. After this period, shares of common stock held by HL Holders indirectly through the HL Voting Trust will become transferable in three equal installments on each of August 18, 2018, 2019 and 2020. In addition, shares of our common stock held by managing directors and certain senior corporate officers of the Company whose employment with the Company or a subsidiary thereof terminates (other than due to a death or disability) before August 18, 2018 will be subject to transfer restrictions until August 2022.

As of the date of this prospectus, subject to the restrictions under the lock-up agreements described above and subject to certain restrictions under the Securities Act, the 53,898,883 shares of our Class A common stock issuable upon conversion of outstanding Class B common stock and the 14,482 vested shares of Class A common stock issued under our 2016 Incentive Award Plan to our non-employee directors are eligible for sale. Stockholders who are subject to any of the lock-up agreements described above may be permitted to sell shares prior to the expiration of the applicable lock-up agreement in certain circumstances, including as the result of the waiver or termination of such lock-up agreement.

While we currently pay a quarterly cash dividend to our stockholders, we may change our dividend policy at any time and we may not continue to declare cash dividends.

Although we currently pay a quarterly cash dividend to our stockholders, we have no obligation to do so, and our dividend policy may change at any time. Returns on stockholders ’ investments will primarily depend on the appreciation, if any, in the price of our Class A common stock. The amount and timing of dividends, if any, are subject to capital availability and periodic determinations by our board of directors that cash dividends are in the best interest of our stockholders and are in compliance with all applicable laws and any other contractual agreements limiting our ability to pay dividends. Under our Revolving Credit Facility, we are restricted from paying cash dividends in certain circumstances, and we expect these restrictions to continue in the future. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Future dividends, including their timing and amount, may be affected by, among other factors: general economic and business conditions; our financial condition and operating results; our available cash and current anticipated cash needs; capital requirements; contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders; and such other factors as our board of directors may deem relevant.

Our dividend payments may change from time to time, and we may not continue to declare dividends in any particular amounts or at all. The reduction in or elimination of our dividend payments could have a negative effect on our stock price.

If securities analysts do not publish research or reports about our business or if they downgrade our Company or our sector, the price of our Class A common stock could decline.

The trading market for our Class A common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our Company or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our Company, we could lose visibility in the market, which in turn could cause the price of our Class A common stock to decline.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our Class A common stock less attractive to investors.

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

•	be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Act;

•	be exempt from certain disclosure requirements of the Dodd-Frank Act relating to compensation of its executive officers and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on the financial statements.

We currently take advantage of each of the exemptions described above. We have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 107(b) of the JOBS Act. We could be an emerging growth company for up to five years from the date of our IPO in August 2015. We cannot predict if investors will find our Class A common stock less attractive if we continue to elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our Class A common stock.

Our anti-takeover provisions could prevent or delay a change in control of our Company, even if such change in control would be beneficial to our stockholders.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our Company, even if such change in control would be beneficial to our stockholders. Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws that could prevent or delay a change in control of our Company include:

•	the ability to issue “blank check” preferred stock, which could increase the number of outstanding shares and thwart a takeover attempt;

•	a classified board of directors so that not all members of our board of directors are elected at one time;

•	the ability to remove directors only for cause;

•	no use of cumulative voting for the election of directors;

•	no ability of stockholders to call special meetings;

•	supermajority voting provisions for stockholder approval of amendments to our certificate of incorporation and by-laws;

•	the requirement that, to the fullest extent permitted by law and unless we agree otherwise, certain proceedings against or involving us or our directors, officers or employees be brought exclusively in the Court of Chancery in the State of Delaware;

•	the ability of stockholders to take action by written consent; and

•	advance notice and duration of ownership requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

In addition, the General Corporation Law of the State of Delaware (the “DGCL”), to which we are subject, prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets or business combinations with any stockholder or group of stockholders who owns at least 15% of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

The provision of our amended and restated certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors, officers and stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction in the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware, unless we agree otherwise. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as a prediction of future events. We are under no duty to and we do not undertake any obligation to update or review any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We intend to use the net proceeds from the sale by us of Class A common stock covered by this prospectus as set forth in the applicable prospectus supplement, which may include the repurchase of common stock from stockholders, repayment of indebtedness, future acquisitions, capital expenditures, working capital and any other corporate purpose.

The net proceeds from any sale by the selling stockholders of any shares of Class A common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of such shares. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services used by the selling stockholders in connection with sales by them. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A common stock covered by this prospectus, including, but not limited to, all registration and filing fees and the fees and expenses of our counsel and accountants and certain fees and expenses of counsel to the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Our common stock is divided into two classes, Class A common stock and Class B common stock. Our authorized Class A common stock consists of 1,000,000,000 shares and our authorized Class B common stock consists of 1,000,000,000 shares.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statements of which this prospectus forms a part, and by applicable law.

Class A Common Stock and Class B Common Stock

As of January 26, 2017, there were 12,826,811 shares of our Class A common stock outstanding and 53,895,690 shares of Class B common stock outstanding.

Voting Rights

Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise described below with respect to the right to vote on any amendment to our amended and restated certificate of incorporation relating to any series of preferred stock or as required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of our Class A common stock are entitled to one vote per share of Class A common stock and holders of our Class B common stock are entitled to ten votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law.

Under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote, voting together as a single class. Under our amended and restated certificate of incorporation, holders of our Class A common stock and Class B common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our amended and restated certificate of incorporation or pursuant to the DGCL.

We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Economic Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.

Dividends. Any dividends or distributions paid or payable to the holders of shares of Class A common stock and Class B common stock shall be paid equally, identically and ratably, on a per share basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class; provided, however, that if a dividend or distribution is paid in the form of Class A common stock or Class B common stock (or rights to acquire shares of Class A common stock or Class B common stock), then the holders of the Class A common stock will receive Class A common stock (or rights to acquire shares of Class A common stock) and holders of Class B common stock will receive Class B common stock (or rights to acquire shares of Class B common stock) with holders of Class A common stock and Class B common stock receiving an identical number of shares of Class A common stock or Class B common stock (or rights to acquire such stock, as the case may be).

Liquidation. In the event of our dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and after making provision for the entitlements of holders of any series of preferred stock, our remaining assets and funds, if any, shall be divided among and paid ratably to the holders of the shares of Class A common stock and Class B common stock, treated as a single class, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Subdivisions, Combinations and Reclassifications. If we subdivide, combine or reclassify in any manner outstanding shares of Class A common stock or Class B common stock, then the outstanding shares of all common stock will be subdivided, combined or reclassified in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative votes of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Change of Control Transaction. In connection with any change of control transaction (as defined in our amended and restated certificate of incorporation), the holders of Class A common stock and Class B common stock will be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Conversion

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value and whether voluntary or involuntary or by operation of law, except for certain transfers described in our amended and restated certificate of incorporation. In addition, upon the date on which (x) the aggregate outstanding shares of common stock owned by (i) ORIX USA, (ii) the HL Voting Trust and (iii) the beneficiaries of the HL Voting Trust or certain of their transferees, together with (y) the outstanding shares of our common stock (A) received by a holder of our common stock in connection with the grant, vesting and/or payment of an equity compensatory award and (B) with respect to which such holder has given the right to vote, pursuant to an irrevocable proxy, to the person or persons as may be designated by us from time to time, collectively represent less than 20% of the then aggregate outstanding shares of common stock, or on a date specified by the holders of at least 66  2⁄3% of the outstanding shares of Class B common stock (the “Final Conversion Date”), all outstanding shares of Class B common stock shall convert automatically into Class A common stock.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, powers, privileges, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions, of each series of preferred stock. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the preferred stock voting separately as a class shall be required therefor.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. There are currently no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights

We have entered into Registration Rights Agreements with each of ORIX USA and the HL Holders pursuant to which these holders can demand that we file a registration statement relating to shares of our common stock, including shares of our Class A common stock issuable upon conversion of the shares of our Class B Common Stock, which common stock we refer to as registrable shares, and can request that their registrable shares be covered by a registration statement that we are otherwise filing. In the case of the HL Holders, these rights are subject to the lock-up provisions discussed in our Form 10-K under “Certain Relationships and Related Transactions, and Director Independence—Agreements with the HL Holders—Lock-Up Agreements.”

Demand Registration Rights. Under the terms of each of the Registration Rights Agreements, the holders of registrable shares entitled to demand registration rights may request that we register all or a portion of their registrable shares for sale under the Securities Act. We will effect the registration as requested unless, in the good faith and reasonable judgment of our board of directors, such registration should be delayed. We may be required to effect three of these registrations per year. In addition, at times when we are eligible for the use of Form S-3, or any successor form, holders of registrable shares entitled to demand registration rights may make unlimited requests that we register all or a portion of their registrable shares for sale under the Securities Act on Form S-3, or any successor form.

Incidental Registration Rights. In addition, if at any time we register any shares of our Class A common stock, the holders of all registrable shares are entitled to notice of the registration and to have all or a portion of their registrable shares included in the registration. Pursuant to each Registration Rights Agreement, if either ORIX USA or the HL Holders intends to sell shares of Class A common stock in an underwritten offering, the other party has a right to participate in such offering under specified conditions.

Other Provisions. In the event that any registration in which the holders of registrable shares participate pursuant to either of our Registration Rights Agreements is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses related to any demand or incidental registration, other than underwriting discounts, selling commissions and transfer taxes. Our Registration Rights Agreements contain cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Exclusive Venue

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware, unless we agree otherwise. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-Takeover Provisions

We are not governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 will not apply to us, until the moment in time immediately following the time at which both of the following conditions exist (if ever): (i) Section 203 by its terms would, but for the provisions of our amended and restated certificate of incorporation, apply to us; and (ii) the Final Conversion Date has occurred, and we will thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to us. Subject to certain exceptions, Section 203 prevents a publicly-held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person will be an “interested stockholder” subject to any such prohibition on engaging in business combinations with us.

Classified Board of Directors and Removal of Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the division of our board of directors into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, from and after the Final Conversion Date, a director may be removed only for cause and only by the affirmative vote of the holders of at least 66  2⁄3% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. Additional provisions with regard to removal of directors are included in our Stockholders’ Agreement. Subject to any rights of the holders of any series of preferred stock to elect directors, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our Company.

Super-Majority Voting

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 66  2⁄3% of the votes that all of our stockholders would be entitled to cast in an annual election of directors. In addition, the affirmative vote of the holders of at least 66  2⁄3% of the votes of the then-outstanding shares of our capital stock, which all our stockholders would be entitled to cast in an election of directors, voting together as a single class, is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our amended and restated certificate of incorporation described in this paragraph and under “—Classified Board of Directors and Removal of Directors” above.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. From and after the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders in lieu of a meeting.

Special Meeting of Stockholders

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our board of directors pursuant to a resolution adopted by the majority of our board, our chairman of the board (or in the event of co-chairmen, either chairman), our chief executive officer, our president or either of our co-presidents (in the event there is no chief executive officer).

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “HLI.”

SELLING STOCKHOLDERS

The selling stockholders named below may offer to sell from time to time pursuant to this prospectus up to an aggregate of 26,610,331 shares of Class A common stock, which are issuable upon conversion on a one-for-one basis of shares of Class B common stock currently owned by the selling stockholders.

The number of shares and percentage of beneficial ownership prior to this offering set forth below is based on 12,826,811 shares of Class A common stock outstanding as of January 26, 2017. This number excludes 53,898,883 shares of Class A common stock issuable in exchange for 53,898,883 shares of Class B common stock. The number of shares and percentage of beneficial ownership after this offering set forth below is based on 12,826,811 shares of Class A common stock and assumes the sale of all shares of Class A common stock offered by the selling stockholders pursuant to this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus if and when necessary.

	Shares beneficially owned prior to the offering						Shares beneficially owned following the offering
Name of beneficial owner	Class A		Class B		% total voting power**	Shares being Sold	Class A		Class B		% total voting power**
	Shares	Percentage	Shares	Percentage			Shares	Percentage	Shares	Percentage
HL Voting Trust(1)	—	—%	32,285,359	48.4%	58.5%	5,000,000	—	—%	27,285,359	40.9%	87.4%
ORIX USA(2)	—	—%	21,610,331	32.4%	39.2%	21,610,331	—	—%	—	—%	—%
Named Executive Officers and Directors
Scott L. Beiser(3)	—	—%	32,285,359	48.4%	58.5%	5,000,000	—	—%	27,285,359	40.9%	87.4%
Irwin N. Gold(4)	—	—%	32,285,359	48.4%	58.5%	5,000,000	—	—%	27,285,359	40.9%	87.4%
Scott J. Adelson(5)	—	—%	1,113,735	1.7%	2.0%	172,473	—	—%	941,262	1.4%	3.0%
David A. Preiser	—	—%	722,220	1.1%	1.3%	111,843	—	—%	610,377	*	2.0%
Hideto Nishitani	—	—%	—	—%	—%	—	—	—%	—	—%	—%
Ron K. Barger	—	—%	—	—%	—%	—	—	—%	—	—%	—%
Paul E. Wilson	—	—%	—	—%	—%	—	—	—%	—	—%	—%
Robert J.B. Lenhardt	—	—%	—	—%	—%	—	—	—%	—	—%	—%
Robert A. Schriesheim	11,491	*	—	—%	—%	—	11,491	*	—	—%	*
Bennet Van de Bunt	22,241	*	—	—%	—%	—	22,241	*	—	—%	*
Jacqueline B. Kosecoff	4,179	*	—	—%	—%	—	4,179	*	—	—%	*
All directors and executive officers as a group (13 persons)	37,911	*	32,285,359	48.4%	58.5%	5,000,000	37,911	*	27,285,359	40.9%	87.4%
Other Selling Stockholders
The Gold Stock Trust	—	—%	1,694,203	2.5%	3.1%	262,364	—	—%	1,431,839	2.1%	4.6%
The Beiser Stock Trust	—	—%	1,187,072	1.8%	2.2%	183,830	—	—%	1,003,242	1.5%	3.2%
Adelson Stock Trust	—	—%	1,113,735	1.7%	2.0%	172,473	—	—%	941,262	1.4%	3.0%
Jeffrey I. Werbalowsky	—	—%	1,077,529	1.6%	2.0%	215,506	—	—%	862,023	1.3%	2.8%
Paul E. Siegert	—	—%	1,036,842	1.6%	1.9%	160,565	—	—%	876,277	1.3%	2.8%
John G. Mavredakis	—	—%	991,930	1.5%	1.8%	153,610	—	—%	838,320	1.3%	2.7%
David R. Hilty	—	—%	991,080	1.5%	1.8%	153,479	—	—%	837,601	1.3%	2.7%
Robert H. Hotz	—	—%	926,422	1.4%	1.7%	143,466	—	—%	782,956	1.2%	2.5%
Jay D. Novak	—	—%	867,871	1.3%	1.6%	134,399	—	—%	733,472	1.1%	2.3%
William G. Peluchiwski	—	—%	789,286	1.2%	1.4%	122,229	—	—%	667,057	1.0%	2.1%
Anita M. Antenucci	—	—%	729,771	1.1%	1.3%	113,012	—	—%	616,759	*	2.0%
William H. Hardie III	—	—%	728,476	1.1%	1.3%	145,695	—	—%	582,781	*	1.9%
Ansgar Zwick	—	—%	618,701	*	1.1%	123,740	—	—%	494,961	*	1.6%
Jack Berka Stock Trust	—	—%	606,388	*	1.1%	93,905	—	—%	512,483	*	1.6%
Saul Burian	—	—%	585,525	*	1.1%	90,674	—	—%	494,851	*	1.6%
Andrew B. Miller	—	—%	582,252	*	1.1%	90,168	—	—%	492,084	*	1.6%
Peter H. Marshall	—	—%	567,537	*	1.0%	113,507	—	—%	454,030	*	1.5%
Joseph Swanson	—	—%	536,870	*	1.0%	107,374	—	—%	429,496	*	1.4%
James F. Lavelle	—	—%	486,924	*	*	97,385	—	—%	389,539	*	1.2%
Wilson Stock Trust	—	—%	350,201	*	*	54,232	—	—%	295,969	*	*
Steven H. Tishman	—	—%	334,939	*	*	51,869	—	—%	283,070	*	*
The Geer Stock Trust	—	—%	313,998	*	*	62,800	—	—%	251,198	*	*
Chris R. DiMauro	—	—%	291,492	*	*	58,298	—	—%	233,194	*	*

	Shares beneficially owned prior to the offering						Shares beneficially owned following the offering
Name of beneficial owner	Class A		Class B		% total voting power**	Shares being Sold	Class A		Class B		% total voting power**
	Shares	Percentage	Shares	Percentage			Shares	Percentage	Shares	Percentage
Jonathan Cleveland	—	—%	283,803	*	*	43,950	—	—%	239,853	*	*
Scott R. Richardson	—	—%	254,682	*	*	50,936	—	—%	203,746	*	*
Cindy W.S. Ma	—	—%	249,811	*	*	38,686	—	—%	211,125	*	*
Mark Goldman	—	—%	249,508	*	*	38,639	—	—%	210,869	*	*
The Tchen Stock Trust	—	—%	241,635	*	*	48,327	—	—%	193,308	*	*
Matthew R. Niemann	—	—%	236,045	*	*	36,554	—	—%	199,491	*	*
Christopher Croft	—	—%	225,317	*	*	45,063	—	—%	180,254	*	*
Adam Dunayer	—	—%	220,579	*	*	34,159	—	—%	186,420	*	*
J. Lindsey Alley	—	—%	217,772	*	*	33,724	—	—%	184,048	*	*
Rick A. Lacher	—	—%	216,803	*	*	33,574	—	—%	183,229	*	*
Eric M. Winthrop	—	—%	202,428	*	*	40,486	—	—%	161,942	*	*
Ernest W. Purcell, Trustee of the Purcell Stock Trust	—	—%	190,854	*	*	29,556	—	—%	161,298	*	*
John-Paul Hanson	—	—%	190,453	*	*	29,494	—	—%	160,959	*	*
Eugene S. Weil	—	—%	189,409	*	*	37,882	—	—%	151,527	*	*
John Nelligan	—	—%	184,045	*	*	36,809	—	—%	147,236	*	*
Robert Louv	—	—%	170,655	*	*	34,131	—	—%	136,524	*	*
John Cooper	—	—%	167,134	*	*	33,427	—	—%	133,707	*	*
Manuel Martinez-Fidalgo	—	—%	158,727	*	*	31,745	—	—%	126,982	*	*
Justin D. Abelow	—	—%	144,260	*	*	28,852	—	—%	115,408	*	*
John A. Schoenfeld	—	—%	141,768	*	*	21,954	—	—%	119,814	*	*
All other Corporate Finance Managing Directors who joined the Company prior to December 31, 2003(6)	—	—%	638,177	1.0%	1.2%	117,411	—	—%	520,766	*	1.7%
All other Corporate Finance Managing Directors who joined the Company between January 1, 2004 and December 31, 2008(6)	—	—%	459,809	*	*	79,071	—	—%	380,738	*	1.2%
All other Corporate Finance Managing Directors who joined the Company between January 1, 2009 and December 31, 2011(6)	—	—%	666,008	1.0%	1.2%	140,688	—	—%	525,320	*	1.7%
All other Corporate Finance Managing Directors who joined the Company between January 1, 2012 and December 31, 2014(6)	—	—%	536,272	*	1.0%	112,891	—	—%	423,381	*	1.4%
All other Corporate Finance Managing Directors who joined the Company after January 1, 2015(6)	—	—%	223,363	*	*	49,736	—	—%	173,627	*	*
All other Financial Restructuring Managing Directors who joined the Company prior to December 31, 2002(6)	—	—%	498,041	*	*	93,789	—	—%	404,252	*	1.3%
All other Financial Restructuring Managing Directors who joined the Company after January 1, 2003(6)	—	—%	531,305	*	1.0%	115,461	—	—%	415,844	*	1.3%
All other Financial Advisory Services Managing Directors who joined the Company prior to December 31, 2002(6)	—	—%	366,967	*	*	80,186	—	—%	286,781	*	*
All other Financial Advisory Services Managing Directors who joined the Company after January 1, 2003(6)	—	—%	497,494	*	*	93,929	—	—%	403,565	*	1.3%
All other Financial Sponsors group professionals(6)	—	—%	481,372	*	*	99,616	—	—%	381,756	*	1.2%
All other Corporate Finance professionals(6)	—	—%	232,777	*	*	40,522	—	—%	192,255	*	*

	Shares beneficially owned prior to the offering						Shares beneficially owned following the offering
Name of beneficial owner	Class A		Class B		% total voting power**	Shares being Sold	Class A		Class B		% total voting power**
	Shares	Percentage	Shares	Percentage			Shares	Percentage	Shares	Percentage
Other selling stockholders who joined the Company prior to December 31, 2004 (each owning less than 0.12% of our common stock)(6)	—	—%	373,893	*	*	70,972	—	—%	302,921	*	1.0%
Other selling stockholders who joined the Company between January 1, 2005 and December 31, 2010 (each owning less than 0.06% of our common stock)(6)	—	—%	642,697	1.0%	1.2%	131,409	—	—%	511,288	*	1.6%
Other Selling Stockholders who joined the Company after January 1, 2011 (each owning less than 0.03% of our common stock)(6)	—	—%	140,084	*	*	29,946	—	—%	110,138	*	*

*	Less than 1%
**	Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. For more information, see “Description of Capital Stock.”
(1)	Consists of shares of Class B common stock held indirectly by the HL Holders through a voting trust of which Scott L. Beiser and Irwin N. Gold are the trustees. All decisions with respect to the voting (but not the disposition) of the Class B common stock are made by the trustees of the HL Voting Trust, in their sole and absolute discretion, without fiduciary duties of any kind to the HL Holders.
(2)	The following individuals are the members of the board of directors of ORIX USA and as such may be deemed to share voting and dispositive control of the shares of common stock held by ORIX USA: Yoshihiko Miyauchi, Makoto Inoue, Kazuo Kojima, Hideto Nishitani, Clint McDonnough and David E. Mundell. These individuals disclaim beneficial ownership of the shares held by ORIX USA. ORIX USA’s shares are held directly by ORIX HLHZ Holding LLC, a Delaware limited liability company, which is wholly owned by ORIX Capital Markets, LLC, a Delaware limited liability company, which is wholly owned by ORIX USA. The address of all three ORIX entities is 1717 Main Street, Suite 1100, Dallas, Texas 75201.
(3)	Consists of shares of Class B common stock held indirectly by the HL Holders through the HL Voting Trust, of which Mr. Beiser is a trustee. Mr. Beiser disclaims beneficial ownership of such shares except to the extent of 1,187,072 shares held indirectly through the HL Voting Trust by The Beiser Stock Trust prior to this offering and 1,003,242 shares held indirectly through the HL Voting Trust by The Beiser Stock Trust following this offering, over which Mr. Beiser has disposition power.
(4)	Consists of shares of Class B common stock held indirectly by the HL Holders through the HL Voting Trust, of which Mr. Gold is a trustee. Mr. Gold disclaims beneficial ownership of such shares, except to the extent of 1,694,203 shares held by The Gold Stock Trust indirectly through the HL Voting Trust prior to this offering and 1,431,839 shares held by The Gold Stock Trust indirectly through the HL Voting Trust following this offering, over which Mr. Gold has disposition power.
(5)	Consists of 1,113,735 shares held by the Adelson Stock Trust indirectly through the HL Voting Trust prior to this offering and 941,262 shares held by the Adelson Stock Trust indirectly through the HL Voting Trust following this offering, over which Mr. Adelson has disposition power.
(6)	Consists of selling stockholders not otherwise listed in this table who collectively own less than approximately 1% of our common stock immediately prior to this offering and hold their interests indirectly through the HL Voting Trust. Certain of such employees and members of our management hold their interest in Houlihan Lokey indirectly through revocable living trusts, which hold their interest indirectly through the HL Voting Trust.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK

The following discussion is a summary of the material United States federal income tax consequences to Non-United States Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other United States federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-United States tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-United States Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

This discussion is limited to Non-United States Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all United States federal income tax consequences relevant to a Non-United States Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-United States Holders subject to special rules, including, without limitation:

•	United States expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	‘‘controlled foreign corporations,’’ ‘‘passive foreign investment companies,’’ and corporations that accumulate earnings to avoid United States federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for United States federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for United States federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-United States Holder

For purposes of this discussion, a “Non-United States Holder” is any beneficial owner of our Class A common stock that is neither a “United States person” nor an entity treated as a partnership for United States federal income tax purposes. A United States person is any person that, for United States federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Distributions

If we make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-United States Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-United States Holder of our Class A common stock will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-United States Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-United States Holder holds the stock through a financial institution or other intermediary, the Non-United States Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-United States Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-United States Holder are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-United States Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-United States Holder will be exempt from the United States federal withholding tax described above. To claim the exemption, the Non-United States Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-United States Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-United States Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-United States Holder will not be subject to United States federal income tax on any gain realized upon the sale or other taxable disposition of Class A our common stock unless:

•	the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-United States Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-United States Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes.

Gain described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at the regular graduated rates. A Non-United States Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. Gain described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by United States source capital losses of the Non-United States Holder (even though the individual is not considered a resident of the United States), provided the Non-United States Holder has timely filed United States federal income tax returns with respect to such losses. With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC.

Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-United States real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-United States Holder of our Class A common stock will not be subject to United States federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-United States Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-United States Holder’s holding period.

Non-United States Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-United States status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-United States Holder, regardless of whether any tax was actually withheld.

In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-United States office of a non-United States broker generally will not be subject to backup withholding or information reporting. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-United States Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-United States financial institutions and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

PLAN OF DISTRIBUTION

This prospectus relates to up to 15,000,000 shares of Class A common stock that may be issued and sold by us from time to time. In addition, this prospectus relates to up to 26,610,331 shares of Class A common stock that may be sold by the selling stockholders named in this prospectus from time to time, which are issuable upon conversion of an equivalent number of shares of Class B common stock held by the selling stockholders.

We and the selling stockholders may sell all or a portion of the Class A common stock offered hereby from time to time in the future directly or through one or more underwriters, broker-dealers or agents. If the Class A common stock is sold by the selling stockholders through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions through:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	the over-the-counter market;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If we or the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from us or the selling stockholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of shares or otherwise, we or the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. We or the selling stockholders may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell such shares. Under our trading policy for employees, our employees may not engage in short sales of our securities.

Each of the selling stockholders may pledge or grant a security interest in some or all Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision under the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Class A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that we or the selling stockholders will sell any or all of the Class A common stock registered pursuant to the shelf registration statements, of which this prospectus forms a part.

We, the selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the Class A common stock. All of the foregoing may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the Class A common stock.

We will not receive any cash proceeds from the sale by the selling stockholders of our Class A common stock pursuant to this prospectus. The selling stockholders will bear the cost of any underwriting discounts and selling commissions related to the offering and sale of shares of Class A common stock pursuant to this prospectus. We may indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution. We, our affiliates and our respective directors, officers, employees, agents and control persons may be indemnified by the selling stockholders against liabilities that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus or we or they may be entitled to contribution.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedules of Houlihan Lokey, Inc. as of March 31, 2016 and 2015, and for each of the years in the three-year period ended March 31, 2016, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed registration statements on Form S-3 with the Securities and Exchange Commission with respect to the registration of the Class A common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statements and the exhibits to the registration statements. For further information about us, the Class A common stock being offered by this prospectus and related matters, you should review the registration statements, including the exhibits filed as a part of the registration statements. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statements are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statements. A copy of the registration statements and the exhibits that were filed with the registration statements may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statements may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the prospectus and before the date that the offerings of the Class A common stock by means of this prospectus are terminated, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed on June 23, 2016 (File No. 001-37537);

•	Our Form 10-K/A, filed on July 28, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarter ended June 30, 2016, filed on August 11, 2016, and for the quarter ended September 30, 2016, filed on November 14, 2016;

•	Current Reports on Form 8-K filed on June 23, 2016 and October 25, 2016; and,

•	All other documents filed by the Company under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Houlihan Lokey, Inc., 102520 Constellation Blvd., 5th Floor, Los Angeles, CA 90067. You also may contact us at (310) 788-5200 or visit the “SEC Filings and Financial Reports” page of our Investor Relations website at www.hl.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase our Class A common stock.

8,000,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

February 8, 2017